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KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212
Report of Independent Registered Public Accounting Firm
The Board of Directors
The Bank of New York
The Bank of New
York
Trust Company, N.A.:
We have examined management's assessment, included in the accompanying Assertion of
Compliance
with Applicable
Servicing Criteria, that
The
Bank of New York and The Bank of New York Trust Company, NA., (collectively the
"Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange
Commission's Regulation AB for the publicly issued (i.e. transaction-level reporting initially required under the Securities and Exchange Act of 1934, as
amended) residential mortgage-backed securities and other mortgage-related asset-backed securities issued on or after January 1, 2006 (and like-kind transactions issued prior to January 1, 2006) for which the
Company provides trustee, securities administration, paying agent, or custodial services (the Platform), except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii),
1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) 1122(d)(4)(xiii) and 1122(d)(4)(xiv)
which the Company has determined are
not
applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2007. Servicing criterion
1122(d)(4)(iii) is
applicable to the activities the Company
performs with respect to the Platform only as it relates to the
Company's
obligation to report additions, removals or
substitutions on reports to investors and to obtain servicer certifications related to any additions, removals
or substitutions in
accordance with
the
transaction agreements. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board
(United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.
Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may
have occurred either prior to or
subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.
KPMG LLP, a U.S. limited liability partnership. is the U.S.
member firm of KPMG International, a Swiss cooperative.
In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2007 is fairly stated, in all material respects.
/ s / K P M G L L P
Chicago, IL
March 5, 2008